Exhibit 99.(a)(1)(B)

ELECTION TO EXCHANGE AS AMENDED

To: Chordiant Software, Inc.

20400 Stevens Creek Boulevard, Suite 400

Cupertino, CA 95014

Attention: Tony Boccanfuso, Senior Vice President of Human Resources

I have received and read the offer to exchange dated August 23, 2002, as amended September 20, 2002 (the "offer to exchange") and this election to exchange (the "election form" which, together with the offer to exchange, as they may be amended from time to time, constitutes the "offer"). All capitalized terms used in this election form but not defined shall have the meaning ascribed to them in the offer to exchange.

Subject to the terms and conditions of the offer, I understand that I may elect to exchange my options to purchase shares of common stock, par value $.001 per share, of Chordiant that have an exercise price of $3.00 per share or more ("eligible options") for either restricted common stock of Chordiant or replacement options (as I elect below), but that if I elect to exchange any eligible options subject to a single option grant, I must elect to exchange all of my outstanding eligible options subject to that option grant. I further understand that if I elect to exchange any eligible options, I must also exchange all options granted to me on or after February 21, 2002.

I understand and acknowledge that:

  Chordiant's acceptance of all of the eligible options I have elected to exchange pursuant to the offer will constitute a binding agreement between Chordiant and me upon the terms and subject to the conditions of the offer. Upon Chordiant's acceptance of all of the eligible options I have elected to exchange pursuant to the offer, all my eligible options shall be cancelled and I shall have no right to purchase stock under the terms and conditions of such cancelled options after the date of Chordiant's acceptance;

  by electing to exchange my eligible options for restricted stock, I am directing Chordiant to sell, on my behalf on each vesting date, a number of shares of restricted stock with a value equal to the amount of minimum statutory tax withholdings for such shares of restricted stock and to use the proceeds from the sale of such shares of restricted stock to pay for all applicable minimum statutory tax withholdings;

  under the circumstances set forth in the offer to exchange, Chordiant may terminate or amend the offer and postpone its acceptance and cancellation of any options elected for exchange. In such event, the eligible options that I have elected for exchange will not be accepted but will remain in effect unchanged and grant certificates will be returned to me;

  the restricted stock issued to me will vest according to the applicable schedule set forth after my signature, and the replacement options issued to me in the exchange will vest in according to the vesting schedule applicable to the exchange option with respect to which the replacement options are granted;

  to receive unvested restricted stock, I must remain an employee of Chordiant or one of its subsidiaries from the date I elect to exchange eligible options through the date of Chordiant's acceptance of all of the eligible options I have elected to exchange pursuant to the offer;

  to receive replacement options in the exchange, I must remain an employee of Chordiant or one of its subsidiaries from the date I elect to exchange eligible options through the date of Chordiant's acceptance of all of the eligible options I have elected to exchange pursuant to the offer and through the date on which the replacement options are to be granted, which shall be on or soon after April 5, 2003;

  if I have been issued restricted stock pursuant to the Offer and I cease to be an employee of Chordiant or one of its subsidiaries prior to any of the vesting dates, and all or some of the restricted stock I receive remains unvested on date, then I will forfeit such unvested restricted stock;

  if I have been issued replacement options in exchange for my exchanged options and I cease to be an employee of Chordiant or one of its subsidiaries prior to being fully vested, then I will forfeit that portion of the replacement options as is unvested as of the date I cease to be an employee of Chordiant or one of its subsidiaries;

  if I elect to receive restricted stock, the number of shares of restricted stock I will receive will be twenty percent (20%) less than the number of shares subject to eligible options I elect to exchange (rounded up from .50 or down to the nearest whole number);

  if I elect to exchange my options for replacement, the number of shares of restricted stock I will receive will be equal to the number shares subject to eligible options I elect to exchange;

  Chordiant has advised me to consult with my own advisors as to the consequences of participating or not participating in the offer; and

  I have read and understand the terms of the offer as well as the potential tax implications.

ELECTION TO EXCHANGE

Pursuant to the terms and subject to the conditions of the offer to exchange and this election form, I hereby elect to exchange the following eligible options:

Date of Grant*	Exercise Price Per Share	Total Number of Shares Subject to Grant**	Please Exchange for Replacement Options***
1
2
3
4
5
6
7
8
9
10
11
12
13
14
15

* List each eligible option grant on a separate line even if more than one eligible option was granted on the same grant date. If additional space is needed, please attach a separate schedule containing the information in the table. If you elect to exchange any eligible options, you must also exchange (and list here) all options granted to you on or after February 21, 2002.

** Provide the total number of shares for which the option remains outstanding (i.e. the total number of shares for which the option has not been exercised) in this column. For each grant you specify, you must elect to exchange all shares covered under the grant, excluding those already exercised. Partial elections will not be accepted.

*** For each eligible option you wish to exchange, indicate by a mark [x] in the appropriate column whether you wish to exchange the specific eligible option you are exchanging for restricted stock or for replacement options; for each eligible option you must check only one of these two columns.

By signing and returning the election form, I represent and warrant to Chordiant:

  I have full power and authority to elect to exchange the eligible options elected for exchange and that, when and to the extent such eligible options are accepted for exchange by Chordiant, the eligible options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, other than pursuant to the applicable grant certificate or certificates, and such eligible options will not be subject to any adverse claims.

  upon request, I will execute and deliver any additional documents deemed by Chordiant to be necessary or desirable to complete the exchange of the eligible options I am electing to exchange.

When you have completed, signed and dated the election form, detach and return, together with your original grant certificate or certificates for all of your eligible options, to the following address no later than the Expiration Date:

Chordiant Software, Inc.

20400 Stevens Creek Boulevard, Suite 400

Cupertino, CA 95014

Attn: Tony Boccanfuso, Senior Vice President of Human Resources

fax: (212) 517-5029

You must complete and sign exactly as your name appears on the grant certificate or certificates evidencing the eligible options you are electing to exchange.

Signature of Option Holder Date: , 2002

Print Name

Chordiant Software, Inc. hereby agrees and accepts this Election to Exchange, and such acceptance shall be binding on the Company's successors, assigns and legal representatives:

Chordiant Software, Inc.

________________________________ Date:____________, 2002

Steve G. Vogel

Senior Vice President of Finance, Chief Financial

Officer and Chief Accounting Officer

Vesting Schedules for Restricted Stock:

Vested Options. The Restricted Stock issued in respect of the vested portion of an exchanged Eligible Option or Mandatorily Exchanged Option will vest in four (4) equal installments on the following dates: February 15, 2003, May 15, 2003, August 15, 2003, and November 15, 2003. The vested portion of an Eligible Option shall be deemed to be that number of whole shares of our common stock subject to an Eligible Option or Mandatorily Exchanged Option that are vested as of the date of the Offer plus shares that would have been vested (if such Eligible Option or Mandatorily Exchanged Option were not exchanged) as of December 31, 2002.

Unvested Options. The unvested portion of a Tendered Option shall be deemed to be that number of whole shares of our Common Stock subject to the Tendered Option that are not vested as of the date of the Offer and would not have been vested (if such Tendered Option were not exchanged) as of December 31, 2002.

  Tendered Options that would have become fully vested during 2003 (the "2003 Options"). The restricted stock issued in exchange for the unvested portion of a tendered 2003 Option will vest over the same number of quarters of 2004 as the number of quarters of 2003 over which such 2003 Option would have vested had it not been exchanged, and the vesting dates for each applicable quarter shall be on the 15th of February, May, August and November of 2004.

  Tendered Options that are not 2003 Options ("Other Options").

    Shares that would have vested in 2003. The restricted stock issued in exchange for the portion of a tendered Other Option that would have vested during 2003 had such Other Option not been exchanged (the "2003 Portion") will vest in roughly equal installments, on the 15th of February, May, August and November of 2004.

    Shares that would have vested in 2004. The restricted stock issued in exchange for the portion of a tendeed Other Option that would have vested during 2004 (including any Other Option that would have become fully vested in any quarter of 2004) had such Other Option not been exchanged (the "2004 Portion") will vest in roughly equal installments, on the 15th of February, May, August and November of 2004.

    All other shares. The restricted stock issued in exchange for the portion of a tendered Other Option other than the 2003 Portion and the 2004 Portion (the "Remaining Portion") will vest in roughly equal installments, on the 15th of each February, May, August and November, starting in 2005, over the duration of the remaining original vesting period of the exchanged or cancelled Other Options, such that the Restricted Stock exchanged for the Remaining Portion will be fully vested as of the date such Other Options would have been fully vested if such Other Options were not exchanged.

Employees who received option grants on February 13, 2002. The Restricted Stock issued in respect of Eligible Options and Mandatorily Exchanged Options tendered for exchange by employees who received option grants on February 13, 2002, shall vest in two (2) equal installments on the following dates: February 15, 2003, and May 15, 2003.

Vesting Schedules for Replacement Options

Replacement options, once issued, will vest in accordance with the vesting schedule of the option exchanged therefor and will have the same vesting commencement date as the option exchanged therefor.

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1. DELIVERY OF ELECTION FORM. You must deliver a properly completed and duly executed original of this election form, together with your original grant certificates with respect to any eligible option grants that you elect to exchange, to Chordiant at the address or by facsimile as set forth on the front cover of this election form on or before the Expiration Date.

THE METHOD BY WHICH YOU CAN DELIVER ANY REQUIRED DOCUMENT IS AT YOUR OPTION AND RISK, AND THE DELIVERY WILL BE MADE ONLY WHEN ACTUALLY RECEIVED BY CHORDIANT. IF YOU ELECT TO DELIVER YOUR DOCUMENTS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

You may withdraw the eligible options you have elected to exchange pursuant to the offer at any time prior to the October 4, 2002 (the "Expiration Date"). If we extend the offer beyond that time, you may withdraw your eligible options at any time until the extended expiration of the offer.

To withdraw eligible options you must deliver a written notice of withdrawal, with the required information to Chordiant while you still have the right to withdraw the elected eligible options. You may not rescind any withdrawal, but you may re-elect to exchange eligible options. Any options you withdraw will thereafter be deemed not properly elected for exchange for purposes of the offer unless you properly re-elect to exchange those options before the Expiration Date by following the procedures described above and in the offer to exchange.

Chordiant will not accept any alternative, conditional or contingent elections. By execution of this election form, you waive any right to receive any notice of the acceptance of your election, except as provided for in the Offer to Exchange.

2. INADEQUATE SPACE. If you do not have enough space to provide the requested information with respect to any eligible options you elect to exchange, please provide any additional information on a separate schedule and attach it to your election form.

3. ELECTION TO EXCHANGE. If you elect to exchange all your eligible options pursuant to the offer, you must complete the table on page 3 of this election form by providing the following information for each eligible option grant that you hold: date of grant, exercise price and total number of shares which remain subject to the eligible option grant. You may elect to exchange all or none of your eligible options; you may not elect to exchange less than all of your outstanding eligible options.

4. SIGNATURES ON ELECTION TO EXCHANGE. This election form must be signed by the holder of the eligible options and the signature must correspond with the name as written on the face of the grant certificate or certificates to which the eligible options are subject without alteration, enlargement or any change whatsoever.

5. REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Please direct any questions or requests for assistance, as well as requests for additional copies of the offer to exchange or this election form to Chordiant, at the address and telephone number given on the front cover of this election form.

6. IRREGULARITIES. Chordiant will determine, in its discretion, all questions as to the form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any election of options, and all questions as to the number of shares subject to eligible options or to be subject to new options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to exchange eligible options we determine do not comply with the conditions of the offer, not to be in proper form or the acceptance of which, in the opinion of our counsel, may be unlawful. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in the election with respect to any particular eligible options or any particular option holder, and our interpretation of the terms of the offer (including these instructions) will be final and binding on all parties. No election to exchange eligible options will be deemed to be properly made until all defects and irregularities have been cured by the option holder or waived by us. Unless waived, any defects or irregularities in connection with elections must be cured within such time as we shall determine. Neither Chordiant nor any other person is or will be obligated to give notice of any defects or irregularities in elections to exchange, and no person will incur any liability for failure to give any such notice.

7. IMPORTANT TAX INFORMATION. You should refer to Section 13 of the offer to exchange, which contains important tax information. We advise you to consult with your tax adviser with respect to the tax consequences of electing to exchange your eligible options pursuant to the offer.